UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): February 17, 2011

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, 4TH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.03 to this report are incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 11, 2011, Comstock Cascades II, L.C. (the “Borrower”), a subsidiary of Comstock Homebuilding Companies, Inc. (the “Company”), entered into a Loan Agreement (the “Cardinal Loan Agreement”) with Cardinal Bank (“Lender”) pursuant to which the Borrower obtained an Eleven Million Dollar ($11,000,000) multi-family construction loan and mortgage with a five year term (the “Cardinal Loan”). Proceeds from the Cardinal Loan shall (i) fund the construction of a 103 unit apartment project located in the Cascades master planned community in Loudoun County, Virginia (the “Cascades Apartments”) and (ii) retire existing indebtedness of the Company owed to M and T Bank (“M&T”) having a maturity date of February 14, 2011 and which was secured by a first deed of trust on the real property upon which the Cascades Apartments will be constructed.

The Cardinal Loan, secured by a new first deed of trust on the property, has an initial interest rate of Prime plus two percent (2%), with an interest rate floor of six and one-half percent (6.5%), converted after eighteen (18) months to four hundred twenty-five (425) basis points over the five (5) year swap rate with an interest rate floor of five percent (5%) and a ceiling of eight percent (8%). Under the terms of the Cardinal Loan Agreement, the Cardinal Loan shall be amortized in accordance with a 5.5%, 25-year schedule, with amortization to begin eighteen (18) months after the Cardinal Loan closing and has a two percent (2%) prepayment penalty if paid within the first or second year of the Cardinal Loan and a one percent (1%) prepayment penalty if retired in the third or fourth year of the Cardinal Loan. The Cardinal Loan requires debt service coverage (“DCR”) of (i) 1.0 to 1.0 no later than twenty-four (24) months from the date of the Cardinal Loan closing, (ii) 1.15 DCR no later than thirty-six (36) months from the date of Cardinal Loan closing, and (iii) 1.25 DCR no later than forty-eight (48) months from the date of the Cardinal Loan closing. The Company has fully guaranteed the Cardinal Loan. Christopher Clemente, the Chief Executive Officer of the Company and Gregory Benson, the Chief Operating Officer of the Company (each an “Officer”), also provided a limited guaranty in connection with the Cardinal Loan of up to Six Million Eight Hundred Thousand Dollars ($6,800,000), subject to further reduction upon the satisfaction of certain enumerated conditions set forth in the Cardinal Loan Agreement.

In connection with the Officer’s limited guaranty of the Cardinal Loan, and in connection with the Company’s entry into a loan with Eagle Bank more fully discussed in the Company’s Form 8-K filed on February 2, 2011 (the “Eagle Bank Loan”), the Officers and the Company entered into a Credit Enhancement and Indemnification Agreement on February 17, 2011 (the “Indemnification Agreement”) providing for full indemnification of the Officers by the Company against future losses incurred as a result of their guaranty of the Cardinal Loan or the Eagle Bank Loan. Pursuant to the Indemnification Agreement, the Officers, on an aggregate basis, are entitled to a credit enhancement fee (“Credit Enhancement Fee”) from the Company for the Cardinal Loan and the Eagle Bank Loan calculated at a rate of four percent (4%) per annum based on the lesser of (i) the combined outstanding balance of the Cardinal Loan and the Eagle Bank Loan at the end of each month, or (ii) such Officer’s maximum guaranty exposure in connection with the Cardinal Loan and the Eagle Bank Loan. One-half of the Credit Enhancement Fee is payable monthly, in arrears, and the remaining half is deferred and payable on an annual basis.

On February 17, 2011, the Company issued a press release announcing the Cardinal Loan. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit Number	Description

99.1	Press release by Comstock Homebuilding Companies, Inc., dated February 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2011

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente,
Chief Executive Officer